Exhibit 10.30

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MASTER SERVICES AGREEMENT - No. AC000032509

This Master Services Agreement (“Agreement”) is entered into by and between the following Parties:

Customer:                      Answers Corporation                                                      C7 Data Centers, Inc.
Address:                                237 West 35th Street                                                      357 South 670 West
Suite 1101                                           Suite 100
New York, NY 10001                                                      Lindon, Utah  84042

Phone:                                646-502-4777                                           801-822-5300
Fax:                                646-502-4778                                           801-822-5301

AGREEMENT

C7 Data Centers, Inc. (“C7”) is engaged in the business of providing colocation, hosting and managed services, together with other services as mutually agreed, to others (collectively the “Services,” as further defined herein).  The Services enable the Customer to monitor and manage its assets (e.g., applications, databases, servers, routers, IT devices, non-IT devices and/or other networkable assets of Customer) located at C7’s data centers, to manage third party services, and to access reliable Internet colocation and hosting services.  Customer hereby engages C7 to perform the Services as fully described in one or more Statements of Work and in accordance with this Agreement.  The Parties agree to the following Terms and Conditions.

TERMS AND CONDITIONS

1.0       Services

1.1	Summary of Services. C7 will provide the Services to Customer as described below and in the applicable SOW(s) (see Section 1.3). The Services include the following:

(a)	Colocation Services. Colocation services for web sites, Internet-based applications, including facilities, “ping, power and pipe” and other customary services.

(b)
Monitoring and Management. Infrastructure, services, and tools that enable the Customer to monitor and manage certain “Managed Assets” identified in an applicable SOW.  Customer will access reports and other pertinent information through a web browser.  The applicable SOW will include further descriptions of the Services as required by Customer. C7 may, at C7’s expense and with Customer’s prior written approval, replace or use different hardware, computer programs, databases, policies, and means.

(c)	Smart Hands. C7 will provide Customer ongoing “smart hands” support, at rates set forth in any SOW, which shall include, among other remote support services:

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o	Pushing buttons, toggling switches
o	Securing cables to connections
o	Rebooting or power cycling equipment
o	Basic observation and reporting on environment
o	Relaying information from equipment status indicators
o	Moving, securing or terminating cables
o	Providing visual verification to assist troubleshooting
o	Adding, removing, or verifying demarcation labels
o	Labeling or taking digital photos
o	Reading serial numbers on equipment
o	Replacing or verifying integrity of cross connects
o	Plugging in console port for remote management
o	Installing equipment components, including opening servers to add/replace RAM (memory)
o	Inserting and replacing removable media
o	Equipment installation and basic configuration, including attaching power and network cables to newly installed hardware
o	Basic patch and power cable installation and reconfiguration
o	Shipping and handling incoming hardware and RMA equipment
o	Unpacking, racking and labeling delivered servers, network equipment, and tasks of similar nature
o	Assisting with relocating or movement of equipment
o	Replacing hot-swap HDDs & power supplies

1.2
Other Services.  C7 may provide other services to Customer if and as such other services are described in an SOW (see Section 1.3).  Other services including but not limited to those listed below shall also be governed by this Agreement as “Services.”

Server Administration	Managed Firewall Services	Network Administration
Network Monitoring	Disaster Recovery	Managed Backup Services
Managed Web Services	Virtualization	Managed SAN Services
Smart Hands

1.3
Statements of Work.  From time to time, the Parties may enter into one or more Statements of Work (“SOW’s” or “SOW”).  To be binding on the parties, an SOW must be in writing and signed by both parties.  Each SOW will be tied to this Agreement.

Any mutually acceptable other terms and conditions may be included by the parties in the SOW.  The parties may agree to include other appendices or provisions in the SOW.  Each SOW will be governed by the terms and conditions of this Agreement.  In the event of a conflict precedence shall first be given to the applicable SOW, then to this Agreement.

1.4
Services and Resources.  “Services” shall mean the services to be performed by C7 as described in the Section 1.0 SERVICES or elsewhere in the SOW.  C7 shall perform the Services for Customer and will use the Resources (see Section 1.5), as applicable, in performing Services.

1.5
Resources.  “Resources” shall mean the hardware, software, policies, and other resources, if any, identified in Section 1.0 of the SOW.  Unless expressly stated otherwise in the SOW, all Resources provided by C7 are owned by C7, and all Resources provided by Customer are owned by Customer.  In the case of Resources in the form of software licenses, ownership by C7 means that C7 holds and controls the license granted by the software licensor.  If the SOW indicates that certain Resources are to be provided by Customer, then Customer shall provide such Resources to C7 for purposes of the Services.  C7 shall be responsible for maintenance of all Resources owned by C7. Unless otherwise stated in the SOW, Customer shall be responsible for maintenance of all Resources not owned by C7.  C7’s Resources are not dedicated exclusively to the Services or Customer unless expressly indicated in the SOW.  Subject to C7’s obligation to provide the Services set forth in the Agreement and any SOWs executed hereunder, the parties acknowledge and agree that C7 retains title to all Resources provided by C7 and that Customer may not pledge or grant a security interest in the Resources, or otherwise use the Resources as collateral with respect to any lease, land or other financial relationship. C7 expressly acknowledges and agrees that Customer retains title to all Resources provided by Customer and that C7 may not pledge or grant a security interest in the Resources, or otherwise use the Resources as collateral with respect to any lease, land or other financial relationship.  It is understood that the level of Services is based on the assumptions and estimates stated in each SOW.  If actual loads, traffic, demands or other circumstances are not within such assumptions and estimates, then additional or changed Resources may be required and an amended SOW pursuant to Section 1.7 below may be required.

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1.6	Justification of Resources and IP Addresses

C7 reserves the right to request justification of IP address usage from Customer. Possible justification questions and requests could include the following:

•	What products and services does your organization provide?
•	How many IP addresses are you currently using on your network?
•	How many new hosts will you be numbering in the next 12 months?
•	Please provide a numbering topology and accounting for the IP addresses in use in your network today.

1.7
Responsibilities.  If and to the extent that the SOW attributes or assigns any responsibility, task, deliverable or obligation to Customer or a third party (“Non-C7 Obligations”), then Customer or the third party shall be responsible for such Non-C7 Obligations, not C7.  C7’s obligations are subject to the performance and delivery of Non-C7 Obligations, provided, however, that in the event any C7 obligation is unrelated to a Non-C7 Obligation and requires fulfillment and/or performance on the part of C7 regardless of whether any Non-C7 Obligation was fulfilled and/or performed, by a standard of reasonableness, then, such C7 Obligation shall not be subject to any Non-C7 Obligation.

1.8
SOW Amendments.  If the Parties desire to amend an SOW, they may do so, but such amendment will only be effective following the execution of a written amended SOW by both Parties.  An amendment may include additions or changes to Services, Resources, payments and/or other provisions.   If Customer desires that Services be changed, then Customer will submit a request for such change in the form of a written change order.  C7 will respond in writing to Customer within five (5) business days of each submitted change order request either accepting or denying the change order.  If the change is accepted by C7, then C7 will prepare an amendment to the SOW specifying the additions or changes to the Services, Resources, payments and/or other provisions, as the case may be as well as any additional fees, charges and expenses resulting from the change order, if any.

1.9
Cooperation. Each Party shall make promptly available to the other such information, assistance and cooperation as such other Party may reasonably request in performing its obligations under this Agreement; provided that in the event such information is considered to be confidential, such information shall be provided under the protection of a mutual non-disclosure agreement, a copy of which is attached hereto and incorporated into this agreement.

1.10
Contact Persons and Notices; Escalation Path.  See Section 4.0 of the SOW. C7 agrees that Customer shall have a dedicated C7 Account Manager, the details of whom appear in Section 4.0 of the SOW, serving as a single point of contact for Customer. C7 shall at all times maintain an “escalation path” for unresolved issues related to the Services, with names, contact numbers and relevant escalation times, which current escalation path is set forth in Section 4.0 of the SOW.

1.11	Time Schedules. TIME IS OF THE ESSENCE TO THIS AGREEMENT AND EACH SOW.

1.12	Nature of Agreement. Customer acknowledges that this is a services agreement, not a lease of any real property.

2.0	Third Party Software

Third party software will be operated and used by C7 to enable and facilitate the performance of Services. Support for such third party software is guaranteed by C7; and if, for whatever reason, the parties learn that any third party software can not be used to enable and facilitate the performance of the Services, C7 agrees to promptly replace such third party software, at its own expense.

3.0	Maintenance

3.1
Maintenance.  C7 shall be responsible for maintenance of its facilities and infrastructure, and Customer shall reasonably cooperate therewith.  All decisions concerning maintenance window notifications shall be made in coordination with Customer, with no less than five (5) business days advance written notice. Notwithstanding the foregoing, C7 agrees to provide Customer, promptly following the execution of this Agreement, a copy of C7’s current maintenance schedule, and to regularly provide Customer with updates to such maintenance schedule, no less than thirty (30) days in advance of changes to the maintenance schedule.

3.2	Support. Any support by C7 of Customer shall be described in the applicable SOW and shall be considered an integral component of the Services.

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4.0	Payments

4.1
Fees. In consideration of the Services, Customer shall pay to C7 the fees and other charges set forth in the Payment Schedule of the applicable SOW.  Payment of these fees and other charges entitles Customer to the Services specified in the applicable SOW.  All payments are due within thirty (30) days of Customer’s receipt of C7’s invoice detailing the Services rendered.

4.2
Expenses. In addition to these fees, Customer shall reimburse C7 for reasonable and necessary costs and expenses (including any travel, lodging and meals) incurred by C7 in its performance of the Services at Customer’s request.  Any such expenses must be approved by Customer in advance, in writing.

4.3	Taxes. C7 and Customer will responsible for payment of any sales, use and other taxes or government assessments or duties that apply to their respective companies as required by law.

4.4
Late Payments.  Any payments paid by Customer more than ten (10) days after their due date (“late payments”) shall be subject to a finance charge of 1% per month until paid in full.  However, the finance charge shall not exceed the maximum rate or amount, if any, allowed by applicable law.

4A.       Copyright and Website Ownership

Customer shall retain all right, title and interest (including without limitations copyright and other proprietary or intellectual property rights) in its websites including the content on the websites and all legally protectable elements, derivative works, modifications and enhancements thereof. To the extent that ownership of the websites’ content does not automatically vest in Customer, C7 agrees to transfer and assign to Customer all right, title and interest in the websites’ content and protectable elements or derivative works thereof.  C7 shall not sell or otherwise transfer, reproduce or use the websites’ content for any purpose except to provide the services hereunder. For avoidance of doubt, any intellectual property right and/or invention in the possession of either party prior to the execution of this Agreement shall remain in the ownership of such party and the other party shall not acquire any right in such rights and/or inventions, unless otherwise expressly set forth in this Agreement.

5.0       Unauthorized Access and Non-Solicitation

5.1
Unauthorized Access and Improper Purposes.  C7’s policy titled “Acceptable Use Policy”, as published on its website at the following address: http://www.c7dc.com/uploads/Documents/Acceptable%20Use%20Policy.pdf (the Policy”), is incorporated into this Agreement, provided, however, that notwithstanding anything to the contrary contained in such Policy, C7 agrees that: (i) C7 may NOT assign its rights and duties under the terms of the Policy to any party without Customer’s prior written consent; and (ii) C7’s right to modify the Policy without Customer’s consent shall be subject to (a) C7 notifying Customer of any Policy modification at least fifteen (15) business days prior to the effectiveness of such modification; and (b) Customer’s right to terminate the Agreement and any applicable SOW then in effect, notwithstanding any terms and/or conditions affecting rights of termination and without penalty and/or termination fee.

5.2
Non-solicitation.  During the term of this Agreement and for a period of one (1) year after termination, neither Party shall solicit the employment of any employee of the other Party or knowingly induce any employee, independent contractor or consultant of the other party to terminate or breach an employment, contractual or other relationship with the other Party.  This Section 5.2 does not prohibit a Party from hiring the other Party’s employee if the other Party’s employee first initiated discussions concerning employment.  This Section 5.2 does not prohibit any general solicitation of employment or services in newspapers or other publications, on the Internet, or otherwise, where such general solicitation is not specifically directed at the other Party’s employees.

6.0	Indemnities, Warranty and Disclaimers

6.1
Intellectual Property Indemnification.  In the event that any Services infringe any patent, copyright, trade secret or trademark or any other intellectual property right of a third party not affiliated with Customer, and such third party asserts a claim of such infringement against Customer, then C7 shall indemnify, defend and hold Customer, and its officers, directors, employees, agents and contractors harmless against and from any and all such claims, and shall pay any and all damages, including without limitation Customer’s reasonable attorneys’ fees and litigation costs , and shall pay any settlement of such claim, provided that:  (i) Customer promptly gives notice to C7 of such claim, (ii) Customer allows C7 to control the defense and settlement of such claim, provided that Customer may, with its own counsel and at its own expense, participate in defense of the claim and (iii) Customer fully cooperates with C7 in connection with the defense and/or any settlement of such claim, all at C7’s expenses.  C7 shall not be obligated or liable for any infringement based upon or caused by: (a) anything provided by Customer, or (b), any specifications, instructions or requirements provided directly by Customer, or (c) the laws of any country or jurisdiction other than the United States of America or its states.

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6.2
Services Warranty.  C7 represents and warrants that C7 is free to enter into this Agreement and that C7 is under no disability, restriction, or prohibition that will interfere in any manner with C7’s full compliance with and performance under this Agreement. C7 warrants that Services will be of good quality and to the reasonable satisfaction of Customer and that the Services will be performed in a professional and workmanlike manner with high quality using sufficiently competent personnel. C7 also warrants and represents that no Services provided to the Customer hereunder will infringe or violate any right of any person or firm and that Customer may exploit such Services provided hereunder without liability or obligation to any person or firm. C7 further warrants that it will be liable for any equipment loss and/or personal injury suffered by Customer resulting from willful misconduct or from negligent acts or omissions by C7 or by its representative(s) or designees;

6.3
Disclaimer.  C7 MAKES NO WARRANTIES, REPRESENTATIONS OR PROMISES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.  C7 DISCLAIMS AND EXCLUDES ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

6.4
Limitation on Liability.  EXCEPT WITH RESPECT TO LIABILITY FOR INFRINGEMENT OF INTELLECTUAL PROPERTY OR BREACH OF CONFIDENTIALITY PURSUANT TO SECTION 1.9, AND EXCEPT WITH RESPECT TO A FAILURE OF THE FACILITY AND/OR THE NEGLIGENCE OR WILLFUL MISCONDUCT OF C7, ITS EMPLOYEES, AUTHORIZED AGENTS OR REPRESENTATIVES, ARRISING OR GROWING OUT OF THE PERFORMANCE OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (REGARDLESS OF THE FORM OF ACTION OR THE CLAIM E.G. CONTRACT, WARRANTY, TORT, MALPRACTICE AND/OR OTHERWISE) FOR INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR ANY LOSS OF REVENUE, PROFITS BUSINESS OPPORTUNITIES, OR FOR ANY FAILURE TO REALIZE SAVINGS OR OTHER BENEFITS, EVEN IF ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING.  EXCEPT FOR INDEMNIFICATION OBLIGATIONS HEREUNDER OR A FAILURE OF THE FACILITY, THE AGGREGATE LIABILITY OF EITHER PARTY RELATING TO OR ARISING FROM ANY SOW AND FOR ANY AND ALL CAUSES OF ACTION ARISING UNDER THIS AGREEMENT OR ANY SOW SHALL NOT EXCEED THE AMOUNT OF FEES ACTUALLY PAID BY CUSTOMER TO C7 UNDER THE APPLICABLE SOW.  C7 IS NOT RESPONSIBLE FOR LOSS OF USE OF ANY WEB SITE, INTERNET ACCESS, HARDWARE OR SOFTWARE, LOSS OF DATA, COSTS OF RE-CREATING LOST DATA, THE COST OF ANY SUBSTITUTE PERFORMANCE, EQUIPMENT OR PROGRAM, OR CLAIMS BY ANY PARTY OTHER THAN CUSTOMER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.  THIS AGREEMENT, AND THIS SECTION 6 IN PARTICULAR, DEFINES A MUTUALLY AGREED UPON ALLOCATION OF RISK AND THE FEES AND OTHER CONSIDERATION HAVE BEEN SET TO REFLECT SUCH ALLOCATION.  THIS SECTION 6.4 SHALL NOT APPLY TO ANY TORT LIABILITY OF EITHER PARTY BASED ON NEGLIGENCE OR WILLFUL MISCONDUCT RESULTING IN PHYSICAL DAMAGE TO TANGIBLE PROPERTY OR PERSONAL INJURY OR DEATH.

7.0	Termination

7.1
Term. Termination and Renewal.  The term and termination of each SOW shall be as stated in the SOW.  At the end of the term, the SOW will automatically renew unless the Customer provides ninety (90) days written notice to C7 of their desire to terminate the SOW.C7 retains the right to adjust existing SOW power fees to the CPI, not to exceed 5% annually, at the time of the SOW renewal.

7.2 To terminate the Agreement, Customer must provide C7 with ninety (90) days written notice of termination (“Termination Notice Period”), unless otherwise specified in the SOW, the Network SLA (Exhibit A) or the Facility SLA (Exhibit B). Unless otherwise provided in this Agreement and/or in the SOW, in case of early termination by Customer:
*

7.3
Breach.  If either Party breaches an SOW or this Agreement and fails to cure said breach within  twenty (20) days after receiving notice of said breach from the non-breaching Party, then the non-breaching Party may terminate the SOW and this Agreement as it applies to the terminated SOW.  This Section shall not limit the relief, remedies and damages to which the non-breaching Party may be entitled.

7.4
Survival.  In the event of any termination or expiration of an SOW or this Agreement, the following shall apply:  (a) Sections 4, 5, 6, 7 and 8 and all obligations in connection with the Services or to indemnify or hold harmless shall survive termination and remain in effect;  (b) Termination shall not affect or delay any payment under this Agreement which would be payable in the absence of termination; (c) Services shall cease upon termination; and (d) Any and all other proprietary materials or Resources owned or provided by C7 or its suppliers or licensors shall be delivered by Customer to C7 in accordance with C7’s reasonable instructions and at C7’s cost.

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7.5
Customer Equipment. Upon termination of this Agreement, Customer shall remove from the data center all Customer Equipment and shall return the space to C7 in the same condition it was provided on the original date of installation, normal wear and tear excepted, pursuant to a time schedule agreed upon by C7 and Customer, or if no schedule is agreed upon, within ten (10) business days after the termination date. Before removal of its equipment, Customer agrees to make payment for any outstanding payments for all monthly Service Fees and other amounts due to C7. In the event Customer is in default on any payments owed to C7, it shall only be permitted to remove Customer Equipment in such a manner that Customer Equipment in at least the value of any owed payments shall remain in the data center, until all payments are made and no further amounts are owed to C7.  If Customer fails to comply with this paragraph, Customer shall be responsible for all damages and costs incurred by C7, and during any period of holdover.

If Customer does not remove the Customer Equipment as required by this Agreement, C7 may, for a period of six (6) months, charge Customer a storage fee for storing the Customer Equipment in a C7 or third-party storage area, in accordance with reasonable storage prices as shall be applicable from time to time. C7 shall not be liable for any loss or damage caused to Customer or its Customer Equipment or other property resulting from such removal and storage.  If Customer does not remove its Customer Equipment within 120 days after the end of the Term, C7 may sell the Customer Equipment at public or private sale.  The proceeds of such sale shall be applied to costs and to any amounts owing by Customer to C7, and any damages incurred by C7, and the balance, if any, shall be paid to Customer.

8.0	General Provisions

8.1
Assignment and Successors.  This Agreement is not assignable or transferable without the prior written consent of the non-assigning party, which shall not be unreasonably withheld or delayed, except that this Agreement may be assigned or transferred, without consent of the non-assigning, to any third party who acquires all or substantially all of the assigning party’s assets relating to this Agreement.  Without limiting the generality of the foregoing, such assignment or transfer may be made by either party in connection with any reorganization, consolidation, acquisition, sale, or merger of or by that party. Notwithstanding the foregoing, in the event C7 notifies Customer of its assignment of this Agreement and any SOW to any third party pursuant to the sale of all or substantially all of C7’s assets (via reorganization, consolidation, acquisition, sale, merger or any other extraordinary transaction), Customer shall have the right to terminate the Agreement upon ninety (90) days advance written notice to assignee without suffering any penalties and/or termination fees whatsoever.

8.2	Governing Law and Forum. This Agreement shall be governed by the laws of the state of Utah without giving effect to conflict or choice of law principles.

8.3
Force Majeure.  Neither Party shall be deemed in breach of this Agreement for any failure to perform an obligation where such failure is caused by an Act of God, labor dispute or shortage beyond the control of that Party; provided that such party shall promptly notify the other party of the event and take all commercially reasonable efforts to cure failure caused by the event.

8.4	Waiver. Any waiver under this Agreement must be in writing and any waiver of one event shall not be construed as a waiver of subsequent events.

8.5	Intentionally Omitted

8.6
Construction.  This Agreement (including each SOW) represents the wording selected by the Parties to define their agreement and no rule of strict construction shall apply against either Party.  This Agreement is written in, and shall be governed by, the English language.

8.7
Government Approvals.  If any special government approvals, permits, licenses, or other authorizations are necessary for C7’s performance of the Services, then C7 shall obtain such approvals, permits, licenses, or other authorizations at C7’s sole expense.

8.8
Relationship.  Neither Party is the partner, joint venturer, agent or representative of the other Party.  Each Party is an independent contractor.  There is no employment relationship between the Parties.  Neither Party has the authority to make any representations or warranties or incur any obligations or liabilities on behalf of the other Party.  Neither Party shall make any representation to a third party inconsistent with this Section 8.8.

8.9
Subcontractors.  C7 may subcontract Services or responsibilities to subcontractors, but this shall not excuse C7 from all of its duties and obligations pursuant to this Agreement and any SOW, including, without limitation, its obligations (i) to be the single point of contact for the Services and (ii) to ensure that the Services and C7’s responsibilities are performed in accordance with this Agreement.

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8.10
Entire Agreement.  This Agreement (which includes each applicable SOW): (i) represents the entire agreement between the Parties relating to the subject matter of this Agreement, (ii) supersedes all prior purchase orders, agreements, understandings, representations and warranties applicable to the subject matter of this Agreement, and (iii) may only be amended, canceled or rescinded by a writing signed by both Parties.  Any terms or conditions of any purchase order or other document submitted by either Party in connection with any Services, which are in addition to, different from or inconsistent with the terms and conditions of this Agreement are not binding on the Parties and are ineffective.

8.11	Execution. The persons signing below represent that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.

8.12
Jurisdiction and Venue.  The exclusive venue for any judicial action arising out of or relating to this Agreement shall be the state or federal courts located in Salt Lake City, Utah, and the parties hereby consent to the jurisdiction of said courts and waive any objection that venue in such courts is inconvenient.

8.13
Customer Name and Logo Usage.  Customer grants C7 the right to list Customer’s name and logo on C7’s website and to place a hyperlink on C7’s website to Customer’s website, provided it coordinates in writing the usage of any particular name, logo and/or hyperlink with Customer, in advance. C7 shall be entitled to provide Customer’s name to potential clients of C7 for the purpose of reference, provided, however, that C7 shall not publish or distribute any advertising or promotional material regarding its relationship with Customer without the prior written consent of Customer.

9. Service Level Agreement

C7 has provided this Service Level Agreement (SLA) to guarantee the performance and availability of your solution. Through built-in redundancy at all levels and proactive monitoring C7 strives for 100% availability during normal operation times as defined in this Statement of Work.

a.	Normal Operational Times
Non-compliance can only occur during normal operational times as agreed upon between C7 and the Customer. In addition, the following items are excluded from normal operational times:
•	Issues associated with non-certified Customer provided hardware, software and other equipment; Issues associated with Customer provided or Customer leased local area networks or ISP connections.
•	Use of unapproved or modified hardware or software.
•	Issues arising from the use of the solution by the Customer, its employees, agents, or contractors, in ways not agreed upon in this document.
•	Repair times coordinated in advance between C7 and the Customer.
•	Scheduled maintenance times.
•	Normal business hours are 6:00am to 6:00pm Monday through Friday excluding holidays.

b.	Uptime Guarantee
C7 strives for “true SLA” which is a goal of 100% availability. C7 achieves this level of compliance through redundant services and the proactive monitoring of the solution.

C7 guarantees a minimum facility availability of 99.99% on a 24x7x365 basis except for scheduled maintenance. Availability will be calculated monthly using the following formula.  Actual Minutes of Facility Availability during the month / Total Minutes of Availability during the month x 100 shall equal the Percent of Availability.

Should the monthly availability fall below the agreed to 99.99% for any month, C7 shall credit the customer the equivalent of 1 (one) day of the Monthly Administration Cost (see Section 3.1 of this SOW) for each 1%, or part thereof, of the 99.99% target not met due to a power, cooling or network outage. This SLA is applicable only to items within C7’s assumed control and to outages outside scheduled maintenance windows.

c.	A & B Legs of Power

C7 highly recommends that our customers purchase and use both the A and B legs of power to provide redundant power to all of their computer equipment. During electrical equipment maintenance or upgrade windows, or if we experience a hardware failure somewhere in either leg of power, C7 will not be responsible for downtime for customer equipment if the customer elects not to implement A & B legs of redundant power.

The C7 SLA guarantees 99.99% uptime for customers who deploy redundancy in both network and power connectivity. The 99.99% SLA does not apply otherwise.

d.	Response Time Guarantee
C7 guarantees the Customer the following response times for down systems and Priority 1 phone requests for service:

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Mountain Time	Issue Acknowledged / Work In Progress
Prime Time: Monday thru Friday 6:00am – 6:00pm	Within 1 hour
Weekend Prime: Saturday, Sunday, National Holidays 8:00am – 5:00pm	Within 2 hours
Off Prime: 7 days / Week 6:00pm – 6:00am	Within 2 hours
Requests that are a Priority 2 or lower will be worked as soon as possible.

9.1           Network Service Level Agreement (“Network SLA”)

This Network Service Level Agreement (the “SLA”) between C7 and Customer is entered into pursuant to Master Services Agreement (“Agreement”) between C7 and the Customer. Capitalized terms used in this Network SLA and not otherwise defined below shall have the meanings given to them in the Agreement.

C7 managed network environments will be available on a 7 (day) x 24 (hour) x 365 (day) basis, except for scheduled outages which C7 will inform Customer of it at least five (5) business days in advance. Such notice to Customer regarding scheduled outages shall include an estimate as to the expected duration of the Scheduled Outage.

C7’s performance levels for managed network availability and latency are as follows:

LAN Performance
Latency	Availability
< 40 ms	> 99.99%

WAN Performance
External Gateway to Internet (Domestic)	VPN (only when provided and managed by C7)	Private Network (Domestic)
Latency	Latency	Latency	Avail.
<60 ms	<100 ms	<70 ms	>99.99%

Any failure in the network environment that causes a loss of availability (to Customer or its users), shall be reported by Customer to C7. C7 shall then issue a trouble ticket and track such failure in order to resolve it. At Customer’s request such trouble ticket, along with Customer’s own documentation related to such failure report shall be reviewed and analyzed by C7 and Customer, in order to jointly determine the source of failure as well as the relevant degree of LAN and/or WAN Availability/Performance at the time of such failure, for the purpose of determining whether Customer is eligible for a Service credit.

C7’s network operations center (NOC) is available 24x7x365 and will respond as quickly as reasonably possible when it becomes aware of and/or is notified of a network failure that causes loss of availability to Customer and/or its users: In the event of a Severe Failure (as defined below), C7 will respond promptly and begin resolving the failure as quickly as reasonably possible. In any other event, C7 shall respond within four (4) hours. In any event C7 shall work diligently and continuously to solve any failure.

A “Severe Failure”: shall mean any significant problem with usage that materially diminishes users’ access to the systems or ability to use major features of the system.

Termination for Chronic Problems:

The conditions warranting termination of Services applicable to this Network SLA, are as follows:

C7’s failure to achieve SLA specified performance for thirty (30) consecutive days.

Customer must provide C7 written notice of termination for Chronic Problems and such termination will be effective upon five (5) business days prior written notice to C7, without any further liability and/or penalty to Customer, notwithstanding anything to the contrary within the Agreement or any SOW.

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Emergency Termination Option:

In the event that C7 is unable to maintain network availability of greater then 90%  for ten (10) consecutive days, Customer shall have the right of immediate termination without penalty and/or any termination fees whatsoever. This termination must be in writing and supported by appropriate documentation of the facility not meeting the minimum 90% availability for ten (10) consecutive days.

9.2 Facility Availability Service Level Agreement (“Facility SLA”)

This Facility Availability Service Level Agreement between C7 and Customer is entered into pursuant to Master Services Agreement (“Agreement”) between C7 and the Customer. Capitalized terms used in this Facility SLA and not otherwise defined below shall have the meanings given to them in the Agreement.

C7 Data Centers will be available on a 7 (day) x 24 (hour) x 365 (day) basis, except for scheduled outages which C7 will inform Customer of it at least fifteen (15) days in advance.

C7 Data Centers are designed with environmental support system redundancy and managed environmental system infrastructures that provide for un-interruptible power and cooling for all components within such C7 Data Center. C7 will continuously monitor capacity levels for power generation, cooling, and un-interruptible power supply systems at C7 Data Centers. C7 will, at C7’s expense, upgrade or improve capacity levels within C7 Data Centers as necessary. Capacity upgrades will follow the established change management practices described in this Facility SLA. C7's performance level for Facility Availability is set as 99.99% available. Availability will be calculated monthly using total actual minutes available divided by total possible minutes available and shall be reported to Customer at the end of each month. Availability calculations will exclude scheduled outages.

The following Service credits shall apply, as a remedy provision, under this Facility SLA:

Facility Availability	Service Credit (% of Monthly Fee*)
99.99%or greater	0%
≥99.90% but <99.99%	5%
≥99.50% but <99.90%	15%
<99 50%	25%
* based on C7’s monthly invoice for the month in which the Facility SLA failure occurred.

Termination for Chronic Problems:

The conditions warranting termination of Services applicable to this Facility SLA are as follows:

C7's failure to achieve SLA specified performance for thirty (30) consecutive days.

Customer must provide C7 written notice of termination for Chronic Problems and such termination will be effective upon five (5) business days written notice to C7, without any further liability and/or penalty to Customer.

Emergency Termination Option:

In the event that C7 is unable to maintain Facility Availability of greater than 50% for ten (10) consecutive days, Customer shall have the right of immediate termination without penalty or any further liability. This termination must be in writing and supported by appropriate documentation of the facility not meeting the minimum 50% availability for ten (10) consecutive days.

Agreed to and accepted by:

AUTHORIZED SIGNATURES

Customer:              /s/ Robert S. Rosenschein                           C7:                      /s/ Nathan Hatch

Title:                      CEO                                                         Title:                                 CEO

Date:                      3-31-2009                                                         Date:                         3-30-2009

Confidential                                     Page8

STATEMENT OF WORK

This Statement of Work (“SOW”) is entered into by and between Answers.com (“Customer”) and C7 Data Centers, Inc. (“C7”).  In the event of any conflict between this SOW and the C7 Master Service Agreement, this SOW shall govern.

Installation Site:                                C7 Data Centers, Inc.  __X__                                                      C7 Data Centers, Inc.   ____                                                      C7 Data Centers, Inc.   ____
*                                           703 East Technology Ave.                                                                179 E Social Hall Ave.
*                                           Building E, Suite 1300                                                      Salt Lake City, UT 84111
Lindon, UT 84042                                                      Orem, UT 84097

1.0           Services

1.1  Hardware and Software

a.	C7 is responsible for supplying * in the C7 Data Center designated above.
b.
Customer is responsible for supplying any and all hardware and software that may be required to configure and certify this system ready for production unless otherwise specified by Customer.  By providing these licenses, Customer certifies it is legally compliant with all licensing terms required by each software vendor.

c.	Assignment of additional *

1.2  Internet

a.
C7 will provide Customer with * Mbps redundant bandwidth (Committed Bandwidth) with burstable capacity to * Mbps for the Customer’s environment.  Daily averages are taken and a monthly average is calculated.  Usage that exceeds the Committed Bandwidth 95% of the billing period will be billed at the Customer’s current rate per Mbps as listed in this SOW. If the Customer consistently exceeds their Committed Bandwidth, C7 will request the Customer to increase the amount of Committed Bandwidth purchased under this SOW.

b.
Customer will initially be provided with * Block of IP address/licenses. Customer shall also be provided with small publicly-routable network segments, as necessary, to establish redundant BGP connectivity to the C7 network.

1.3	Reporting Problems

Should the Customer encounter a problem that requires the assistance of a C7 engineer, Customer must contact C7’s Network Operations Center (NOC). The NOC is available 24 hours a day, 7 days a week, 365 days a year. The analyst that takes the call will create a help desk ticket for the issue and contact the appropriate C7 staff.  Contact with C7 and creation of a ticket can also be done through the C7 Portal available to all Customers via the C7’s website.

The Customer can contact C7’s NOC by:
•	Phone:
•	Email:
•	Use the C7 Help Desk web interface to open a request.

When the Customer calls the NOC, an analyst will ask for the following information:
•	Name, Company Name, and contact information
•	Priority Customer assigns to the event
•	Description of the issue

The Customer will receive a request number that can be used to track the issue. To report issues that are not as urgent, the Customer can Email the NOC. To avoid callbacks for information, the Customer should include the information outlined above.

1.4	Facilities

a.	Data Centers
C7 data center locations house the network infrastructure and feature a fully switched gigabit backbone network, connecting core network devices at gigabit speeds.

b.	Reliability and Performance
A constant supply of power is absolutely essential to C7 service operations and is ensured through the use of uninterruptible power sources, DC Batteries, diesel generators, and mobile diesel generators.

Confidential                                     Page 9

c.	Connectivity
C7 provides redundant Internet connections to multiple carriers who are connected to C7 via GigE links (or equivalent).

d.	Security
C7 data centers are provisioned with security systems, including video monitoring systems, man-traps, card-key systems, biometric systems, and a 24x7 team of security officers.

e.	Environmental Controls
C7 data centers are equipped with advanced cooling systems and are protected with fire suppression systems.

2.0           Resources

2.1                 Provided By C7

Resources provided to meet the service obligations to Customer may not be used exclusively to deliver the Services. Other hardware and software resources owned or maintained by C7 may also be used to provide the Services. C7 retains title to all Resources it provides; Customer may not pledge or grant a security interest in the Resources, or otherwise use the Resources as collateral with respect to any lease, land or other financial relationship.

•	Personnel necessary to complete the scope of services
•
Customer shall have available, for use across all provisioned * minutes per provisioned * per month of “smart hands” service. “Smart hands” services shall be billed at fifteen (15) minute increments. (Troubleshooting not included) For a description of “smart hands” services, see Agreement

•	* Mbps bandwidth burstable to * Mbps
•	* Legs of A/B Redundant Power at 208V 60A 3P
•	* Legs of A/B Redundant Power at 208V 30A
•	* redundant network ports – Gigabit Ethernet over copper
•	* separate, independent network port for “out-of-band” requirement – 100M/Gigabit Ethernet over copper
•	*

2.2                 Provided By Customer

•	Personnel contact information to assist Center for ongoing support
•	Materials required to connect to C7

3.0           Payment (*)

3.1                 Payment Schedule

•	Initial Term: 36 Months
•	Setup/Hardware Fees (one-time): $ *
•	Monthly Administration Cost $ * plus metered power

Amount                                           Due                                Description
$*                             Upon Signing                      Setup Fees, 1st Month
$* Plus metered power.          Subsequent Months

3.2                 Contract Term

The contract term shall be 36 months beginning the date of installation at C7. The Customer shall be invoiced 30 days in advance.

3.3                 Monthly Payment Changes

C7 will notify Customer in writing 30 days before any additional charges are added to the monthly invoice.  These charges will require an amendment to the SOW which must be signed by both C7 and Customer.

Confidential                                     Page10

4.0           Contact Information; Escalation Path

Each Party shall designate a contact person below.  Notices and other communications shall be directed to the other Party’s contact person.

CUSTOMER CONTACT                                                                                                           Dedicated  C7  Account Manager

Name:               _______________________________                                                                       Name:      *
Address:          _______________________________                  Address: *
                          _______________________________
    _______________________________

Phone:               _______________________________                                                                       Phone:        *
Fax:                    _______________________________                                                                       Fax:             *
Email:               _______________________________                                                                        Email:         *

Escalation Path:

Support Department Phone and Email:   *

AUTHORIZED SIGNATURES:

Customer:      Robert S. Rosenschein                                            C7:           Nathan Hatch

Title:               CEO                                                                            Title:              CEO

Date:               3-31-2009                                                                    Date:              3-30-2009

Confidential                                     Page11

Appendix A

Colocation Services Quote

*

Confidential                                     Page 12

Appendix B

Customer Access List To Data Center

Employee #1:                                   ______________________________

Cell Phone:                                   ______________________________

Email:                      ______________________________

Employee #2:                                   ______________________________

Cell Phone:                                   ______________________________

Email:                      ______________________________

Employee #3:                                   ______________________________

Cell Phone:                                   ______________________________

Email:                      ______________________________

Employee #4:                                   ______________________________

Cell Phone:                                   ______________________________

Email:                      ______________________________

Employee #5:                                   ______________________________

Cell Phone:                                   ______________________________

Email:                      ______________________________

Employee #6:                                   ______________________________

Cell Phone:                                   ______________________________

Email:                      ______________________________

Note:	Customers will be provided with badge access for up to three (3) employees. Additional badges may be requested at $200 per badge annually. A maximum of six (6) badges per customer will be allowed.